Exhibit 21.1

SOUTH BOW CORPORATION SUBSIDIARIES

Name of Guarantor Subsidiary	Jurisdiction of Organization
South Bow Pipelines Ltd.	Canada
South Infrastructure Holdings Ltd.	Canada
South Bow Canadian Infrastructure Holdings Ltd.	Canada
South Bow Marketing Canada Ltd.	Canada
South Bow (Canada) Limited Partnership	Canada
South Bow USA Infrastructure Holdings LLC	Delaware
South Bow Marketing USA Ltd.	Delaware
South Bow Infrastructure Inc.	Delaware
South Bow (USA) LLC	Delaware
Marketlink, LLC	Delaware
South Bow (USA) LP	Delaware